Exhibit 23(b)(2)

                           AMENDMENT TO THE BY-LAWS OF

                         MORGAN KEEGAN SELECT FUND, INC.


Article X, Section 10.01 of the By-Laws of Morgan Keegan Select Fund, Inc. (the "Fund") is hereby amended by replacing the first two sentences thereof with the following two sentences:

      INDEMNIFICATION OF OFFICERS, DIRECTORS, HONORARY DIRECTORS, EMPLOYEES, AND
      AGENTS: The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (the "Proceeding"), by reason of the fact that he or she is or was an officer, director, honorary director, employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against all reasonable expenses (including attorneys' fees) actually incurred, and judgments, fines, penalties and amounts paid in settlement in connection with such Proceeding to the maximum extent permitted by law, now existing or hereafter adopted. Notwithstanding the foregoing, the following provisions shall apply with respect to indemnification of the Corporation's directors, honorary directors, officers, and investment adviser (as defined in the 1940 Act):

Article X, Section 10.02 of the By-Laws of the Fund is hereby amended by replacing it with the following:

       INSURANCE OF OFFICERS, DIRECTORS, HONORARY DIRECTORS, EMPLOYEES, AND
       AGENTS: The Corporation may purchase and maintain insurance or other sources of reimbursement to the extent permitted by law on behalf of any person who is or was a director, honorary director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in or arising out of his or her position.